Exhibit 99.01

[Company Letterhead]

May 1, 2014

To Our Stockholders:

Notice is hereby given that we have taken the following actions pursuant to a written consent of a majority of stockholders dated April 25, 2014, in lieu of a special meeting of the stockholders:

1.           Elected Thomas Rickards to our Board of Directors, to hold office until his successor is elected and qualified or until his earlier resignation or removal.  Mr. Rickards is our current director and we are happy that he has agreed to continue to provide his services to us; and

2.           Adopted the Second Amended and Restated Articles of Incorporation of the Company.  The Second Amended and Restated Articles of Incorporation provide that each share of Class B common stock is convertible into 10 shares of Class A common stock of the Company.  Previously, the Class B common stock was not convertible into Class A common stock, but was allowed to cast 10 votes per share on all matters submitted to the stockholders of the Company.

This letter will serve as written notice to stockholders pursuant to Section 607.0704 of the Florida Business Corporation Act.

We thank you for your continued support.

Sincerely,

/s/ THOMAS RICKARDS

Thomas Rickards
Chief Executive Officer